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                                                                     EXHIBIT 4.2

                           RIGHTS AGREEMENT AMENDMENT
                           --------------------------

          This Amendment, dated as of February 7, 2000, to the Rights Agreement dated as of March 3, 1995 (the "Rights Agreement"), is between Ortel Corporation, a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York corporation (the "Rights Agent").

          Pursuant to this Amendment, the Company has appointed American Stock Transfer and Trust Company, and American Stock Transfer and Trust Company accepts such appointment, to serve as the Rights Agent pursuant to the terms of the Rights Agreement, as hereby amended. American Stock Transfer and Trust Company has thus assumed the obligations, and is thus referred to herein as, the "Rights Agent."

          Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof and the Company desires and directs the Rights Agent to so amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

          In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1. The first two sentences of Section 1.1 of the Rights Agreement are hereby replaced with the following:
      1.1 "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such plan, in its capacity as an agent or trustee for any such plan. Notwithstanding the foregoing, (i) Sumitomo Osaka Cement Co., Ltd., its Affiliates or Associates (individually and collectively, "Sumitomo") shall not be an "Acquiring Person" unless and until Sumitomo shall acquire, at any time on or after the date hereof, Beneficial Ownership of any Common Shares of the Company in addition to the Common Shares of the Company Beneficially Owned by Sumitomo immediately prior to the date hereof and
      (ii) Lucent Technologies Inc. ("Lucent"), its Affiliates or Associates, including without limitation Solara Acquisition Inc. ("Merger Sub"), shall not become an "Acquiring Person" as a result of (1) the approval, execution or delivery of any of (A) that certain Agreement and Plan of Merger dated February 7, 2000 among Lucent, Merger Sub and the Company (the "Merger Agreement"), (B) that certain Stock Option Agreement dated

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     February 7, 2000 among Lucent and the Company (the "Stock Option
     Agreement") and (C) that certain Voting Agreement dated February 7, 2000 among Lucent, Merger Sub and Sumitomo (the "Voting Agreement") or (2) the consummation of the transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Voting Agreement, including without limitation the Merger (as defined in the Merger Agreement); provided,
                                                                 --------
     however, that Lucent will become an "Acquiring Person" in the event that
     -------
     Lucent becomes the Beneficial Owner of an aggregate of 15% or more of the Common Shares of the Company then outstanding other than pursuant to the terms of the Merger Agreement, the Stock Option Agreement or the Voting Agreement.

2. Section 3.1 of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

     Notwithstanding anything in the Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, the Stock Option Agreement or the Voting Agreement or (ii) the consummation of the transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Voting Agreement, including without limitation the Merger (as defined in the Merger Agreement).

3. Section 13.1 of the Rights Agreement is hereby amended by adding as the final sentence thereof the following:

     Notwithstanding anything in the Agreement to the contrary, a transaction of the kind referred to in this Section 13.1 shall not be deemed to have occurred solely as a result of (i) the approval, execution or delivery of the Merger Agreement, the Stock Option Agreement or the Voting Agreement or
     (ii) the consummation of the transactions contemplated by the Merger Agreement, the Stock Option Agreement or the Voting Agreement, including without limitation the Merger (as defined in the Merger Agreement).

4. Pursuant to Section 13.2, the Rights Agreement and the rights of holders of Rights thereunder shall be terminated in accordance with Section 7.1 of the Rights Agreement.

5. The seventh sentence of Section 21 of the Rights Agreement is hereby deleted in its entirety and replaced as follows:

     Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of California or the State of New York (or any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of California or the State of New York in good standing, having a principal office in the State of California or State of New York), which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or

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     examination by Federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10 million.

6. The Company hereby appoints American Stock Transfer and Trust Company, and American Stock Transfer and Trust Company hereby accepts such appointment, to serve as the Rights Agents pursuant to the terms of the Rights Agreement, as hereby amended.

7. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms.

8. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

10. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

11. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

                                         ORTEL CORPORATION


                                         By:  /s/ Nadav Bar-Chaim
                                            ------------------------------------
                                            Name:  Nadav Bar-Chaim
                                            Title:  Secretary


                                         AMERICAN STOCK TRANSFER  AND TRUST
                                         COMPANY, as Rights Agent


                                         By:  /s/ Herb Lemmer
                                            ------------------------------------
                                            Name:  Herb Lemmer
                                            Title:  Vice President

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